Exhibit 99.1

SUPPLEMENT TO JOINT PROXY STATEMENT/PROSPECTUS
First Niagara Financial Group, Inc. (“First Niagara”) and KeyCorp have made the following supplemental disclosures to the Joint Proxy Statement/Prospectus of First Niagara and KeyCorp, dated February 4, 2016 (the “Joint Proxy Statement/Prospectus”), in connection with the proposed settlement of a putative consolidated class action captioned In re First Niagara Financial Group, Inc. Shareholders Litigation, Case No. 812908/2015 pending before the Supreme Court of the State of New York, Erie County. The parties have entered into a memorandum of understanding to settle this lawsuit. Pursuant to the proposed settlement, First Niagara and KeyCorp have agreed to provide the additional information set forth below. This supplemental information should be read in conjunction with the Joint Proxy Statement/Prospectus and the documents incorporated therein. Nothing in this filing shall be deemed an admission of the legal necessity or materiality of any of the disclosures set forth herein. To the extent that information herein differs from or updates information contained in the Joint Proxy Statement/Prospectus, the information contained herein supersedes the information contained in the Joint Proxy Statement/Prospectus. Defined terms used but not defined herein have the meanings set forth in the Joint Proxy Statement/Prospectus.
This supplement to Joint Proxy Statement/Prospectus is dated March 9, 2016.
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, KeyCorp’s and First Niagara’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements. Actual results may differ materially from current projections.
In addition to factors previously disclosed in KeyCorp’s and First Niagara’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to satisfy closing conditions to the merger, including approval by KeyCorp and First Niagara shareholders on the expected terms and schedule; the ability to obtain regulatory approvals required to complete the merger, and the timing and conditions for such approvals, including conditions that could reduce the expected synergies and other benefits of the merger, result in a material delay or the abandonment of the merger or otherwise have an adverse impact on the surviving company; delay in closing the merger; difficulties and delays in integrating the KeyCorp and First Niagara businesses or fully realizing cost savings and other benefits; business disruption resulting from or following the merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of KeyCorp’s and First Niagara’s products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.
SETTLEMENT OF LITIGATION
On March 8, 2016, First Niagara, each of its directors and KeyCorp entered into a memorandum of understanding with plaintiffs regarding the settlement of a putative consolidated class action captioned In re First Niagara Financial Group, Inc. Shareholders Litigation, Case No. 812908/2015 (the “Actions”), pending before the Supreme Court of the State of New York, Erie County (the “Court”).

The Actions relate to the Agreement and Plan of Merger, dated as of October 30, 2015, by and between KeyCorp and First Niagara (the “Merger Agreement”) providing for the merger of First Niagara with and into KeyCorp (the “Merger”).
First Niagara, KeyCorp, the other named defendants, and the plaintiffs have reached an agreement in principle to settle the Actions and release the defendants from all claims relating to the Merger, subject to approval of the Court. Under the terms of the agreement in principle, plaintiffs’ counsel also has reserved the right to seek an award of attorneys’ fees and expenses. If the Court approves the settlement contemplated by the agreement in principle, the Actions will be dismissed with prejudice.
The settlement will not affect the merger consideration to be paid to First Niagara’s stockholders in connection with the Merger or the timing of the special meetings of First Niagara’s or KeyCorp’s shareholders, each scheduled for March 23, 2016, to vote upon, among other things, proposals to approve the Merger Agreement.
First Niagara, KeyCorp and the other defendants deny all of the allegations made by plaintiffs in the Actions and believe the disclosures in the Joint Proxy Statement are adequate under the law. Nevertheless, First Niagara, KeyCorp and the other defendants have agreed to settle the Actions in order to avoid the costs, disruption, and distraction of further litigation.
SUPPLEMENTAL DISCLOSURES
The following disclosure amends and restates the first paragraph on page 53 of the Joint Proxy Statement/Prospectus in the section captioned “Background of the Merger”.
In the second quarter of 2015, the First Niagara Board of Directors selected J.P. Morgan Securities LLC (which we refer to as “J.P. Morgan”) to work with First Niagara’s management team to review First Niagara’s strategic alternatives, including by reviewing First Niagara’s then existing strategic plan and discussing strategic alternatives that might help First Niagara meet investors’ expectations for achieving returns on assets comparable to those of First Niagara’s peers.
The following disclosure is added following the last sentence of the sixth paragraph on page 54 of the Joint Proxy Statement/Prospectus in the section captioned “Background of the Merger”.
In a meeting of the Transaction Committee on September 22, 2015, representatives of J.P. Morgan informed the Transaction Committee that Party B had withdrawn from the bid process, citing, among other things, its need for several more months to be added to the transaction process timeline in order for it to participate.
The following disclosure is added as a new paragraph immediately following the seventh paragraph on page 54 of the Joint Proxy Statement/Prospectus in the section captioned “Background of the Merger”.
On September 28, 2015, the Transaction Committee held a regularly scheduled meeting, during which the Transaction Committee engaged in a lengthy discussion with First Niagara management regarding, among other items, employee retention actions in connection with the potential transaction.
The following disclosure is added on page 70 of the Joint Proxy Statement/Prospectus immediately preceding the section captioned “Opinion of First Niagara Financial Advisor”.
The following table presents select unaudited prospective financial data for the fiscal years ending December 31, 2015 through December 31, 2019 prepared by First Niagara management and select unaudited prospective financial data for the fiscal years ending December 31, 2020 through December 31, 2026 provided by and further directed by First Niagara management.

Other Data
(Dollars in millions)

	At or for the Year Ended December 31
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
Tangible Common Equity	$2,430	$2,534	$2,650	$2,778	$2,931	$3,111	$3,306	$3,518	$3,747	$3,985	$4,232	$4,487
Return on Average Assets		0.60%	0.63%	0.67%	0.73%	0.79%	0.80%	0.82%	0.83%	0.83%	0.82%	0.82%
Net Income to Common Equity	$208	$205	$218	$234	$266	$294	$310	$326	$344	$352	$361	$370
Earnings Per Share	$0.59	$0.58	$0.61	$0.65	$0.74	$0.82	$0.87	$0.91	$0.96	$0.98	$1.01	$1.03
Dividends Per Share	$0.32	$0.32	$0.32	$0.32	$0.32	$0.32	$0.32	$0.32	$0.32	$0.32	$0.32	$0.32
Capital Infusion / (Excess Dividend)	$96	$(81)	$(19)	$61	$(35)	$(90)	$(101)	$(112)	$(124)	$(143)	$(147)	$(151)
Common Equity Tier 1	8.7%	9.0%	9.0%	8.8%	9.0%	9.2%	9.5%	9.8%	10.1%	10.5%	10.9%	11.3%
In preparing certain of its analyses and as directed by First Niagara management, J.P. Morgan assisted First Niagara management in extrapolating KeyCorp IBES median analyst estimates, based on assumptions as provided by First Niagara management. The table below provides a summary of such extrapolated financial metrics. The information included below does not comprise all of the extrapolated KeyCorp data utilized by J.P. Morgan in its analyses. The information set forth below is subject to the same limitations and disclaimers as the First Niagara information set forth above, as applicable, including as follows: Although the information set forth below is presented with numeric specificity, it reflects numerous assumptions as provided by management at the time it was prepared. There can be no assurance that the underlying assumptions will prove to be accurate or that the extrapolated results will be realized, and actual results likely will differ materially from those reflected in the information below, whether or not the merger is completed. The inclusion in this joint proxy statement/prospectus of the information below should not be regarded as an indication that First Niagara, KeyCorp, their respective Boards of Directors, or J.P. Morgan considered, or now consider, such information to be a reliable predictor of future results. The extrapolations below are not fact and should not be relied upon as being necessarily indicative of future results, and this information should not be relied on as such. No assurances can be given that these extrapolations and the underlying assumptions are reasonable or that, if they had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the extrapolations below and, accordingly, no independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility therefor. None of KeyCorp, First Niagara, nor J.P. Morgan, nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of KeyCorp compared to the information included below. None of First Niagara, KeyCorp, J.P. Morgan nor, after completion of the merger, the combined company undertakes any obligation to update or otherwise revise the information included below to reflect circumstances existing since its preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

(Dollars in millions)

	At or for the Year Ended December 31
	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	2025	2026
Tangible Common Equity	$9,344	$9,456	$9,619	$10,395	$10,700	$11,022	$11,361	$11,717	$12,091	$12,475	$12,870	$13,275
Return on Average Assets	0.98%	1.02%	1.07%	1.12%	1.14%	1.18%	1.20%	1.22%	1.24%	1.24%	1.24%	1.23%
Net Income (Operating)	$935	$1,001	$1,089	$1,164	$1,233	$1,306	$1,371	$1,439	$1,510	$1,551	$1,592	$1,635
Capital Infusion / (Excess Dividend)	$(550)	$(384)	$(464)	$(549)	$(573)	$(881)	$(925)	$(971)	$(1,020)	$(741)	$(753)	$(765)
Common Equity Tier 1	10.4%	10.2%	10.0%	10.5%	10.5%	10.5%	10.4%	10.5%	10.5%	10.5%	10.5%	10.5%
The following disclosure amends and restates the section of the Joint Proxy Statement/Prospectus captioned “Opinion of First Niagara’s Financial Advisor”beginning on page 70.
First Niagara retained J.P. Morgan as its financial advisor in connection with the merger pursuant to an engagement letter effective as of July 29, 2015.
At the meeting of the First Niagara Board of Directors on October 29, 2015, J.P. Morgan rendered its oral opinion to the First Niagara Board of Directors (which was subsequently confirmed in writing by delivery of J.P. Morgan’s written opinion dated the same date) that, as of such date and based upon and subject to the various factors, assumptions and limitations set forth in such opinion, the merger consideration to be paid to the holders of First Niagara common stock in the merger was fair, from a financial point of view, to such holders. The J.P. Morgan written opinion, dated October 29, 2015, is sometimes referred to herein as the J.P. Morgan opinion.
The full text of the J.P. Morgan opinion which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in rendering its opinion, is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of J.P. Morgan’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. First Niagara stockholders should read this opinion carefully and in its entirety. J.P. Morgan’s written opinion is addressed to the First Niagara Board of Directors, is directed only to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of First Niagara common stock in the merger and does not constitute a recommendation to any holder of shares of First Niagara common stock as to how such stockholder should vote with respect to the merger or any other matter at the First Niagara special meeting or whether to take any other action with respect to the merger. The issuance of the J.P. Morgan opinion was approved by a fairness opinion committee of J.P. Morgan. J.P. Morgan provided its opinion to the First Niagara Board of Directors (in its capacity as such) in connection with and for the purpose of its evaluation of the merger. The merger consideration to be paid to the holders of shares of First Niagara common stock was determined in negotiations between KeyCorp and First Niagara, and the decision to approve and recommend the transactions contemplated by the merger agreement to First Niagara’s stockholders was made independently by the First Niagara Board of Directors. J.P. Morgan’s opinion and financial analyses were among the many factors considered by the First Niagara Board of Directors in its evaluation of the transactions contemplated by the merger agreement and should not be viewed as determinative of the views of the First Niagara Board of Directors or management with respect to the merger consideration or the transactions contemplated by the merger agreement.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft of the merger agreement dated October 29, 2015;

•	reviewed certain publicly available business and financial information concerning First Niagara and KeyCorp and the industries in which they operate;

•
compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•
compared the financial and operating performance of First Niagara and KeyCorp with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of First Niagara common stock and KeyCorp common shares and certain publicly traded securities of such other companies;

•
reviewed certain financial analyses and forecasts prepared by or at the direction of the management of First Niagara relating to the respective businesses of First Niagara and KeyCorp, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger as directed by First Niagara management; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of First Niagara and KeyCorp with respect to certain aspects of the merger, the past and current business operations of First Niagara and KeyCorp, the financial condition, future prospects and operations of First Niagara and KeyCorp, the expected effects of the merger on the financial condition and future prospects of First Niagara and KeyCorp, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by First Niagara or KeyCorp or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (nor did it assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities of First Niagara or KeyCorp, nor did J.P. Morgan conduct any review of individual credit files of First Niagara or KeyCorp or evaluate the solvency of First Niagara or KeyCorp under any state or federal laws relating to bankruptcy, insolvency or similar matters. J.P. Morgan is not an expert in the evaluation of loan and lease portfolios or assessing the adequacy of the allowances for losses with respect thereto and, accordingly, J.P. Morgan did not make an independent evaluation of the adequacy of the allowance for loan and lease losses of First Niagara or KeyCorp, and J.P. Morgan assumed, with the consent of First Niagara, that the respective allowances for loan and lease losses for both First Niagara and KeyCorp, respectively, are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom (including the synergies referred to above), J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best then-available estimates and judgments by management as to the expected future results of operations and financial condition of First Niagara and KeyCorp to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the synergies referred to above) or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the merger agreement. J.P. Morgan also assumed that the definitive merger agreement would not differ in any material respects from the draft furnished to it, that the representations and warranties made by First Niagara and KeyCorp in the merger agreement and the related agreements are and will be true and correct in all respects material to J.P. Morgan’s analysis, and that the covenants and agreements contained in the merger agreement will be performed in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to First Niagara with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on First Niagara or KeyCorp or on the contemplated benefits of the merger.
The J.P. Morgan opinion was based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of the J.P. Morgan opinion. Subsequent developments may affect the J.P. Morgan opinion, and J.P. Morgan does not have any obligation to update, revise or reaffirm its opinion. The J.P. Morgan opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of First Niagara common stock in the merger, and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the merger to the holders of any other class of securities, creditors or other constituencies of First Niagara or as to the underlying decision by First Niagara to engage in the merger. J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the merger consideration to be paid to the holders of First Niagara common stock pursuant to the merger agreement or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which First Niagara common stock or KeyCorp common shares will trade at any future time.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by J.P. Morgan in connection with rendering the J.P. Morgan opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s financial analyses.
Certain of the financial analyses are presented on an equity value per share basis. In arriving at equity value per share for First Niagara and KeyCorp, the share count in all cases when J.P. Morgan derived an equity value per share was based, in the case of First Niagara, on First Niagara management’s estimate of First Niagara’s fully diluted shares outstanding as of September 30, 2015 of approximately 354.8 million and, in the case of KeyCorp, on KeyCorp management’s estimate of KeyCorp’s fully diluted shares outstanding as of September 30, 2015 of approximately 836.3 million with diluted share count in each case calculated using the treasury stock method of net share settlement for outstanding options.
First Niagara Public Trading Multiples Analysis
Using publicly available information, J.P. Morgan compared selected financial and market data of First Niagara with similar data for a number of companies, including the following selected companies:

•	Webster Bank, N.A.;

•	First Horizon National Corporation;

•	Zions Bancorporation;

•	Associated Banc-Corp;

•	M&T Bank Corporation;

•	Cullen/Frost Bankers, Inc.;

•	Comerica, Inc.; and

•	BOK Financial Corporation.

Multiples were based on closing stock prices on October 28, 2015, and for First Niagara also as of September 22, 2015, the last full day of trading prior to the media reports that First Niagara was working with J.P. Morgan to evaluate strategic alternatives. See “—Background of the Merger” beginning on page 52. For each of the following analyses performed by J.P. Morgan, financial and market data and earnings per share estimates for the selected companies were based on the selected companies’ public filings and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems, as well as Institutional Brokers’ Estimate System (I/B/E/S) consensus estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.
With respect to the selected companies, the information J.P. Morgan presented included:

•	multiple of price to estimated earnings per share for the fiscal year 2016 (Price / 2016E EPS);

•	multiple of price to tangible book value per share (Price / TBV); and

•	the 2016 estimated return on average tangible common equity (2016E ROATCE).

In the case of M&T, the financial information was pro forma for pending acquisitions. Results of the analysis were presented for the selected companies, as indicated in the following table:

	Selected Companies’ Median	First Niagara (October 28, 2015)	First Niagara (September 22, 2015)
Price / 2016E EPS	14.8x	18.1x	14.9x
Price / TBV	1.6x	1.6x	1.3x
2016E ROATCE	10.7%	9.8%	9.8%
J.P. Morgan also performed a regression analysis to review, for the selected companies identified above, the relationship between (i) Price / TBV and (ii) the 2016E ROATCE based on available estimates obtained from public filings, SNL Financial and FactSet Research Systems and First Niagara management forecasts. Based on this analysis, J.P. Morgan derived a reference range for the implied Price / TBV multiple of First Niagara common stock of 1.22x to 1.38x.
Based on the above analysis, J.P. Morgan then applied a multiple reference range of 14.0x to 16.0x for Price / 2016E EPS and 1.22x to 1.38x for Price / TBV to First Niagara’s management estimate of First Niagara’s earnings per share for the fiscal year 2016 and First Niagara’s tangible book value per share, respectively. The analysis indicated the following equity values per share of First Niagara common stock, as compared to the implied merger consideration of $11.75 per share of First Niagara common stock (the “Assumed Consideration”), which was calculated based on the sum of (x) the cash merger consideration of $2.30 plus (y) the stock portion at the fixed exchange ratio of 0.680 multiplied by a closing stock price of KeyCorp common shares of $13.90 on October 28, 2015:

Equity Value Per Share
Price / 2016E EPS	$8.08 – $9.24
Price / TBV	$8.26 – $9.33

J.P. Morgan presented certain information with respect to the selected companies on a company by company basis, including as indicated in the following table:

	Total Assets ($bn)	Price/ 2016E EPS	Price / TBV	2016E ROATCE (%)	ROATCE (%)	Core Return on Average Assets (%)	Core Return on Average Equity (%)	Net Interest Margin (%)	Efficiency Ratio (%)	Fee Income (%)	Net Charge Offs / Average Loans (%)	Reserves / Non- performing Loans (%)	Tangible Common Equity / Tangible Assets (GAAP) (%)	Tier 1 Common Equity (%)	Tier 1 Leverage Ratio (%)
Webster	$24.1	16.0x	2.1x	12.5%	11.9%	0.88%	8.7%	3.07%	59.7%	26.8%	0.21%	49.3%	7.2%	10.8%	8.4%
First Horizon	25.4	15.3	1.7	10.8	13.7	1.01	11.4	2.87	72.4	43.4	0.28	45.3	8.0	10.8	10.0
Zions	58.4	15.0	1.1	7.1	6.1	0.69	5.3	3.14	70.6	23.0	0.31	111.0	9.8	12.2	11.6
Associated	27.5	14.9	1.6	10.4	10.6	0.71	6.6	2.83	66.9	31.1	0.17	114.0	7.0	9.4	7.5
M&T	128.3	14.7	2.2	14.2	13.0	1.16	8.9	3.16	56.9	39.0	0.24	100.6	7.5	9.8	10.2
Cullen / Frost	28.3	14.6	2.1	13.9	14.3	1.09	10.6	3.47	56.6	30.9	0.11	199.0	7.6	11.6	7.9
Comerica	71.0	14.1	1.1	7.8	7.8	0.76	7.2	2.56	66.7	38.5	0.15	158.5	9.9	10.6	10.3
BOK Financial	30.6	13.9	1.5	10.6	10.3	0.96	8.8	2.59	65.9	47.4	0.04	230.7	9.8	12.8	9.6
First Niagara Dividend Discount Analysis
J.P. Morgan calculated a range of implied values for First Niagara common stock by discounting to present value estimates of First Niagara’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by First Niagara management:

•	December 31, 2015 valuation date, which was discounted to October 28, 2015;

•	a terminal value based on 2026 net income and a multiple range of 12.0x to 14.0x;

•
earnings and asset assumptions based on First Niagara management long-term forecasts for 2015-2019 and on management provided or directed asset growth rates thereafter (asset growth rate of 3% in each of 2020-2023 and of 2.5% per year beginning in 2024, which are subject to the discussion under the heading “—Certain First Niagara Financial Forecasts” beginning on page 68 of this joint proxy statement/prospectus);

•	cost of excess capital of 2.0% (pre-tax);

•	35% marginal tax rate;

•
dividends generated by the analysis varied from period to period (though the dividends per share assumption used to compute the cost of capital for excess dividends for the analysis was held constant at $0.32 per share, as directed by First Niagara management);

•	discount rates from 8.5% to 9.5%;

•	target Tier 1 common equity ratio of 9.0%; and

•	mid year convention.

These calculations resulted in a range of implied values of $7.80 to $9.29 per share of First Niagara common stock, as compared to the Assumed Consideration of $11.75 per share of First Niagara common stock, as illustrated by the following table:

Discount Rate	Terminal Multiple
	12.0x	13.0x	14.0x
8.5%	$8.42	$8.86	$9.29
9.0%	8.10	8.52	8.93
9.5%	7.80	8.20	8.59
The range of discount rates (8.5% to 9.5%) was determined by J.P. Morgan using its professional judgment and experience.
In addition, implied perpetuity growth rates for First Niagara were presented for information purposes only, as illustrated by the following table, but did not form a basis for the J.P. Morgan opinion:

Discount Rate	Terminal Multiple
	12.0x	13.0x	14.0x
8.5%	2.0%	2.4%	2.8%
9.0%	2.4%	2.9%	3.3%
9.5%	2.9%	3.3%	3.8%
Sensitivity of First Niagara Dividend Discount Analysis to Variations in Target Tier 1 Common Equity Ratio
J.P. Morgan also performed a dividend discount analysis to determine the sensitivity of First Niagara’s equity value to variations in First Niagara’s target Tier 1 common equity ratio upward and downward from the assumed ratio of 9.0% referred to above. The analysis was based on a discount rate of 9.0% and indicated a range of equity values by varying the target Tier 1 common ratio from 8.5% to 9.5%. The analysis indicated the following equity values per share of First Niagara common stock, as compared to the Assumed Consideration of $11.75 per share:

Tier 1 Common Target	Terminal Multiple
	12.0x	13.0x	14.0x
8.5%	8.49	8.90	9.31
9.0%	8.10	8.52	8.93
9.5%	7.72	8.14	8.56

Precedent Transactions Analysis
Using publicly available information, J.P. Morgan examined a number of bank transactions over $1 billion after December 31, 2011, including the following selected transactions:

Announcement Date	Buyer	Target
8/17/2015	BB&T Corporation	National Penn Bancshares, Inc.
11/12/2014	BB&T Corporation	Susquehanna Bancshares, Inc.
7/22/2014	CIT Group Inc.	OneWest Bank Group LLC
9/11/2013	Umpqua Holdings Corporation	Sterling Financial Corporation
7/22/2013	PacWest Bancorp	CapitalSource, Inc.
3/12/2012	Mitsubishi UFG Financial Group, Inc.	Pacific Capital Bancorp
For each of the precedent transactions, J.P. Morgan examined, among other things, the multiple of the implied transaction price to next twelve months earnings per share (NTM EPS), based on First Niagara management’s forecasts in the case of First Niagara and I/B/E/S in the case of the other transactions.
In examining the data related to the selected transactions described above, J.P. Morgan observed a transaction price to NTM EPS multiple mean of 17.7x and a multiple median of 17.5x, compared to the KeyCorp-First Niagara transaction price to NTM EPS multiple of 20.3x.
Based on the above analysis, J.P. Morgan then applied a multiple reference range of 16.0x to 20.0x to First Niagara management’s estimate of NTM EPS of $0.58 and derived a range of equity values per share of First Niagara common stock of $9.27 to $11.59, as compared to the Assumed Consideration of $11.75 per share.
J.P. Morgan presented certain information with respect to the selected transactions on a transaction by transaction basis, including as indicated in the following table:

Buyer	Target	Multiple of Price/NTM EPS	Multiple of Price/TBV	Core Deposits	Premium to Pre-Announce Share Price	Transaction Percentage of Cash
BB&T Corporation	National Penn Bancshares, Inc.	16.7x	2.2x	15%	19%	30%
BB&T Corporation	Susquehanna Bancshares, Inc.	16.8x	1.7x	9%	36%	29%
CIT Group Inc.	OneWest Bank Group LLC	--	1.2x	3%[1]	--	59%
Umpqua Holdings Corporation	Sterling Financial Corporation	20.2x	1.7x	15%	26%[2]	7%
PacWest Bancorp	CapitalSource, Inc.	18.2x	1.7x	33%	20%	21%
Mitsubishi UFG Financial Group, Inc.	Pacific Capital Bancorp	--	2.2x	23%	60%	100%
1 OneWest Bank disclosed core deposit premium; adjusts consideration for midpoint of increase in present value of CIT’s net operating losses and for OneWest’s capital above 9% tangible common equity divided by tangible assets; adjusts tangible book value for capital above 9% tangible common equity divided by tangible assets.
2 The premium to the pre-announce share price of Sterling Financial is based on Sterling’s unaffected price as of August 30, 2013.

KeyCorp Public Trading Multiples Analysis
Using publicly available information, J.P. Morgan compared selected financial and market data of KeyCorp with similar data for the following companies:

•	Zions First National Bank;

•	M&T Bank Corporation;

•	Comerica, Inc.;

•	Citizens Financial Group, Inc.;

•	Huntington Bancshares, Inc.;

•	BB&T Corporation;

•	SunTrust Banks, Inc.;

•	Fifth Third Bancorp; and

•	Regions Financial Corporation.
Multiples were based on closing stock prices on October 28, 2015. For each of the following analyses performed by J.P. Morgan, financial and market data and earnings per share estimates for the selected companies were based on the selected companies’ public filings and information J.P. Morgan obtained from SNL Financial and FactSet Research Systems, as well as I/B/E/S consensus estimates. The multiples and ratios for each of the selected companies were based on the most recent publicly available information.
With respect to the selected companies, the information J.P. Morgan presented included:

•	Price / 2016E EPS;

•	Price / TBV; and

•	2016E ROATCE.
In the cases of M&T and BB&T, the financial information was pro forma for pending acquisitions. Results of the analysis were presented for the selected companies, as indicated in the following table:

	Selected Companies’ Median	KeyCorp
Price / 2016E EPS	12.6x	11.5x
Price / TBV	1.3x	1.2x
2016E ROATCE	10.8%	10.6%
J.P. Morgan also performed a regression analysis to review, for the selected companies identified above, the relationship between (i) Price / TBV and (ii) the 2016E ROATCE based on available estimates obtained from public filings, SNL Financial and FactSet Research Systems and extrapolations of KeyCorp IBES median analyst estimates as directed by First Niagara management. Based on this analysis, J.P. Morgan derived a reference range for the implied Price / TBV multiple of KeyCorp common shares of 1.26x to 1.53x.
Based on the above analysis, J.P. Morgan then applied a multiple reference range of 12.0x to 14.0x for Price / 2016E EPS and 1.26x to 1.53x for Price / TBV to First Niagara’s management estimate of KeyCorp’s earnings per share for the fiscal year 2016 and KeyCorp’s tangible book value per share, respectively. The analysis indicated the following equity values per KeyCorp common share, as compared to the closing price of KeyCorp common shares of $13.90 on October 28, 2015:

Equity Value Per Share
Price / 2016E EPS	$14.47 – $16.88
Price / TBV	$14.12 – $17.07
J.P. Morgan presented certain information with respect to the selected companies on a company by company basis, including as indicated in the following table:

	Total Assets ($bn)	Price / 2016E EPS	Price / TBV	2016E ROATCE (%)	ROATCE (%)	Core Return on Average Assets (%)	Core Return on Average Equity (%)	Net Interest Margin (%)	Efficiency Ratio (%)	Fee Income (%)	Net Charge Offs / Average Loans (%)	Reserves / Non- performing Loans (%)	Tangible Common Equity / Tangible Assets (GAAP) (%)	Tier 1 Common Equity (%)	Tier 1 Leverage Ratio (%)
Zions	$58.4	15.0x	1.1x	7.1%	6.1%	0.69%	5.3%	3.14%	70.6%	23.0%	0.31%	111.0%	9.8%	12.2%	11.6%
M&T	128.3	14.7	2.2	14.2	13.0	1.16	8.9	3.16	56.9	39.0	0.24	100.6	7.5	9.8	10.2
Comerica	71.0	14.1	1.1	7.8	7.8	0.76	7.2	2.56	66.7	38.5	0.15	158.5	9.9	10.6	10.3
Citizens Financial	135.4	12.8	1.0	7.5	6.9	0.65	4.5	2.78	66.2	29.2	0.31	62.7	0.0	11.8	10.4
Huntington	70.2	12.6	1.7	12.8	10.9	1.06	11.1	3.18	64.5	33.8	0.13	46.6	7.9	9.7	8.9
BB&T	218.4	12.0	2.0	15.5	13.2	1.18	9.2	3.36	59.1	40.3	0.32	118.4	0.0	10.0	9.9
SunTrust	187.0	12.0	1.4	11.0	13.3	1.16	9.2	2.96	61.1	39.9	0.21	58.2	8.8	10.0	9.7
Fifth Third	141.9	11.4	1.3	10.8	12.1	1.08	9.6	2.91	58.2	44.2	0.80	61.7	8.7	9.4	9.4
Regions	124.8	11.4	1.1	9.8	8.7	0.84	6.1	3.15	66.5	37.0	0.30	59.9	9.5	11.0	10.4

KeyCorp Dividend Discount Analysis
J.P. Morgan calculated a range of implied values for KeyCorp common shares by discounting to present value estimates of KeyCorp’s future dividend stream and terminal value. In performing its analysis, J.P. Morgan utilized, among others, the following assumptions, which were reviewed and approved by First Niagara management:

•	December 31, 2015 valuation date, which was discounted to October 28, 2015;

•	a terminal value based on 2026 net income and a multiple of 11.0x to 13.0x;

•
earnings and asset assumptions as provided or directed by First Niagara management, including an asset growth rate of 3% beginning in 2018 (which is subject to the discussion under the heading “—Certain First Niagara Financial Forecasts” beginning on page 68 of this joint proxy statement/prospectus);

•	cost of excess capital of 2.0% (pre-tax);

•	35% marginal tax rate;

•
dividends generated by the analysis varied from period to period (though the dividends per share assumption used to compute the cost of capital for excess dividends for the analysis was $0.29 in 2015, $0.32 in 2016, $0.35 in 2017 and $0.38 in 2018 and was held constant as a 25% dividend payout thereafter, as directed by First Niagara management);

•	discount rates from 9.0% to 10.0%;

•	target Tier 1 common equity ratio of 10.0%, reduced by 0.25% annually beginning in 2020 to 9.0%; and

•	mid year convention.
These calculations resulted in a range of implied values of $15.70 to $18.28 per KeyCorp common share, as compared to the closing price of KeyCorp common shares of $13.90 on October 23, 2015 as illustrated by the following table:

Discount Rate	Terminal Multiple
	11.0x	12.0x	13.0x
9.0%	$16.79	$17.53	$18.28
9.5%	16.23	16.94	17.66
10.0%	15.70	16.38	17.06
The range of discount rates (9.0% to 10.0%) was determined by J.P. Morgan using its professional judgment and experience.
In addition, implied perpetuity growth rates for First Niagara were presented for information purposes only, as illustrated by the following table, but did not form a basis for the J.P. Morgan opinion:

Discount Rate	Terminal Multiple
	11.0x	12.0x	13.0x
9.0%	1.7%	2.2%	2.7%
9.5%	2.1%	2.7%	3.2%
10.0%	2.6%	3.2%	3.7%

Sensitivity of KeyCorp Dividend Discount Analysis to Variations in Target Tier 1 Common Equity Ratio
J.P. Morgan also performed a dividend discount analysis to determine the sensitivity of KeyCorp’s equity value to variations in KeyCorp’s target beginning Tier 1 common equity ratio upward and downward from the assumed beginning ratio of 10.0% referred to above. The analysis used a discount rate of 9.5% and indicated a range of equity values by varying the target beginning Tier 1 common ratio from 9.5% to 10.5%. The analysis indicated the following equity values per KeyCorp common share:

Beginning Tier 1 Common Target	Terminal Multiple
	11.0x	12.0x	13.0x
9.5%	$16.81	$17.52	$18.24
10.0%	16.23	16.94	17.66
10.5%	15.64	16.36	17.08
Relative Valuation Analysis
Based upon the implied valuations for each of First Niagara and KeyCorp as derived above under “—First Niagara Public Trading Multiples Analysis,” “—First Niagara Dividend Discount Analysis,” “—KeyCorp Public Trading Multiples Analysis” and “—KeyCorp Dividend Discount Analysis,” J.P. Morgan calculated a range of implied exchange ratios of a share of First Niagara common stock to a KeyCorp common share, and then compared that range of implied exchange ratios to an assumed all stock exchange ratio for the merger of 0.845x (the “Assumed Exchange Ratio”) determined by assuming the $2.30 per share cash portion of the merger consideration was paid in KeyCorp common shares using the closing price of KeyCorp common shares of $13.90 on October 28, 2015, to convert the cash portion of the merger consideration to stock, and adding such additional per share amount of KeyCorp common shares (0.165x) to the exchange ratio for the stock portion of the merger consideration of 0.680x.
For each of the analyses referred to above, J.P. Morgan calculated the ratio implied by dividing the low end of each range of implied equity values of First Niagara by the high end of each range of implied equity values of KeyCorp. J.P. Morgan also calculated the ratio implied by dividing the high end of each range of implied equity values of First Niagara by the low end of each range of implied equity values of KeyCorp.
In each case, the implied exchange ratios were compared to the Assumed Exchange Ratio of 0.845x and did not include any synergies. This analysis indicated the following implied exchange ratios:

Comparison	Range of Implied Exchange Ratios
Public Trading Multiple Analysis
Price / 2016E EPS	0.479 – 0.639
Price / TBV	0.452 – 0.699
Dividend Discount Analysis	0.427 – 0.592
Contribution Analysis
J.P. Morgan analyzed the contribution of each of First Niagara and KeyCorp to the pro forma combined company with respect to market capitalization (in the case of First Niagara as of September 22, 2015, the date of a rumor of a potential merger, and in the case of KeyCorp as of October 28, 2015). In addition, J.P. Morgan analyzed the contribution of each of First Niagara and KeyCorp to the pro forma combined company with respect to estimated net income for fiscal years 2016 and 2017 (based on First Niagara management forecasts or as directed by First Niagara management) and tangible common equity. For purposes of the contribution analysis, J.P. Morgan assumed no share repurchases would be effected by First Niagara during the periods measured.
The analyses yielded the following pro forma contributions to the combined company with percentage ownership of First Niagara stockholders ranging from a low of 17.0% ownership to a high of 22.7% ownership, in each case compared to a percentage ownership of 26.6% (based on the Assumed Consideration payable 100% in the form of stock consideration and assuming a value for the KeyCorp common shares equal to the closing stock price of KeyCorp common shares of $13.90 on October 28, 2015):

First Niagara Stockholders’ Percentage of Ownership
Market Capitalization
Market capitalization as of September 22, 2015 for First Niagara and October 28, 2015 for KeyCorp	21.5%

Income Statement
2016E Net Income	17.3%
2017E Net Income	17.0%

Balance Sheet
Tangible Common Equity	20.5%

Ownership based on 100% Stock Consideration	26.6%
Historical Exchange Ratio Analysis
J.P. Morgan compared the historical average exchange ratio between First Niagara common stock and KeyCorp common shares during different periods between October 28, 2014 and October 28, 2015. The historical average exchange ratios were calculated by dividing the daily closing price per share of First Niagara common stock by the daily closing price per KeyCorp common share for each trading day in the indicated periods and then calculating the average for such period. This analysis assumed the merger consideration would be paid 100% in stock (using the Assumed Exchange Ratio) and, for the period after September 22, 2015, the date of the media reports that First Niagara was working with J.P. Morgan to evaluate strategic alternatives, a price per share of First Niagara stock of $8.96, the price on September 22, 2015. The table below sets forth the average exchange ratios for the time periods indicated:

Time Period	Average Exchange Ratio
5-day	0.665x
20-day	0.678x
1-month	0.680x
3-month	0.674x
6-month	0.647x
9-month	0.641x
12-month	0.630x
YTD	0.638x

Value Creation Analysis
At First Niagara management’s direction and based on First Niagara management’s forecasts, First Niagara and KeyCorp public filings, SNL Financial and Factset, and extrapolations at KeyCorp, IBES medium analyst estimates as directed by First Niagara management. J.P. Morgan prepared a value creation analysis that compared the equity value of First Niagara (based on the dividend discount analysis) to the First Niagara stockholders’ portion of the pro forma combined company equity value plus the aggregate cash consideration to be paid to First Niagara shareholders. J.P. Morgan determined the pro forma combined company equity value by calculating (x) the sum of (i) the equity value of KeyCorp derived using the midpoint value determined in J.P. Morgan’s dividend discount analysis described above in “KeyCorp Dividend Discount Analysis,” (ii) the equity value of First Niagara derived using the midpoint value determined in J.P. Morgan’s dividend discount analysis described above in “First Niagara Dividend Discount Analysis” (the “Standalone Value”) and (iii) the estimated present value of expected synergies, net of restructuring charges (using synergy net of restructuring charges amounts reviewed and approved by First Niagara management, the midpoint of a discount rate range of 8.5-9.5% and the midpoint of an exit multiple range of 12.0x-14.0x), less (y) the aggregate cash consideration to be paid to First Niagara stockholders in the merger. There can be no assurance that the synergies and transaction-related expenses will not be substantially greater or less than the estimate described above. The value creation analysis, at the exchange ratio of 0.680x, $2.30 cash per share of First Niagara common stock and cost savings of 40% of annualized most recent quarter noninterest expense, yielded accretion to the holders of First Niagara common stock of 70.2% or $2.1 billion in aggregate, as compared to the Standalone Value.
Certain Other Information
J.P. Morgan also reviewed and presented other information, solely for reference purposes, including:

•
historical trading prices of First Niagara common stock during the one-year period ended October 28, 2015, noting that the low and high closing prices during such period were $7.21 and $10.84, respectively;

•
analyst share price targets for First Niagara common stock in recently published, publicly available research analysts’ reports, noting that the low and high share price targets ranged from $9.00 to $12.00;

•
historical trading prices of KeyCorp common shares during the one-year period ended October 28, 2015, noting that the low and high closing prices during such period were $12.04 and $15.70, respectively;

•
analyst share price targets for KeyCorp common shares in recently published, publicly available research analysts’ reports, noting that the low and high share price targets ranged from $13.00 to $17.50.

Miscellaneous
The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies nor selected transactions reviewed is identical to First Niagara or KeyCorp, or the merger, as the case may be. However, such companies selected were chosen by J.P. Morgan because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of First Niagara or KeyCorp, as applicable. The transactions selected were similarly chosen by J.P. Morgan because their participants, size and other factors may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to First Niagara, KeyCorp or the transactions compared to the merger, as applicable.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise First Niagara with respect to the merger on the basis of such experience and its familiarity with First Niagara.
For financial advisory services rendered in connection with the merger, First Niagara has agreed to pay J.P. Morgan a fee of 0.75% of the total consideration in the merger, which includes the cash consideration and stock consideration to be paid to holders of First Niagara common stock at the consummation of the merger. Based on the closing stock price of KeyCorp shares on October 28, 2015, the J.P. Morgan fee would be approximately $31 million, of which $5 million was payable at the time J.P. Morgan delivered its opinion to the First Niagara Board of Directors and the remainder of which will become payable if the merger is consummated. In addition, First Niagara has agreed to reimburse J.P. Morgan for certain expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan for certain liabilities, including liabilities arising under the federal securities laws.
During the two years preceding the date of this letter, J.P. Morgan and its affiliates have not had any other material financial advisory or other material commercial or investment banking relationships with First Niagara. During the two years preceding the date of this letter, J.P. Morgan and its affiliates have had commercial or investment banking relationships with KeyCorp, for which J.P. Morgan and such affiliates have received customary compensation in the amount of approximately $7.25 million. Such services during such period have included acting as a joint bookrunner on KeyCorp’s bond offerings in September of 2015, three bond offerings in May of 2015, February of 2015, November of 2014, and two bond offerings in November of 2013. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of First Niagara, for which it receives customary compensation or other financial benefits, and J.P. Morgan or its affiliates owned on a proprietary basis on October 29, 2015 0.12% of First Niagara’s outstanding common stock and 0.05% of the KeyCorp’s common shares. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of First Niagara or KeyCorp for its or their own accounts or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities.

The following disclosure amends and restates the second full paragraph and the table immediately below such paragraph on page 85 of the Joint Proxy Statement/Prospectus in the section captioned “First Niagara Public Trading Multiples Analysis”.
With respect to the selected companies, the information Morgan Stanley presented included multiple of price to estimated earnings per share for 2016, or Price / 2016E EPS; and multiple of price to tangible book value per share, or Price / Tangible Book Value as set forth below:

	Price as a Multiple of
	2016E EPS (x)	Tangible Book (x)

First Niagara on September 22, 2015 (Unaffected)	14.5	1.3
First Niagara on October 28, 2015	17.5	1.6
New York Community Bancorp, Inc.	18.0	2.5
People’s United Financial, Inc.	17.9	2.0
BOK Financial Corporation	13.9	1.5
Investors Bancorp, Inc.	22.4	1.4
Commerce Bancshares, Inc.	16.1	2.1
Synovus Financial Corp.	17.3	1.5
BankUnited, Inc.	16.5	1.8
Webster Financial Corporation	16.0	2.1
First Horizon National Corporation	15.4	1.7
FirstMerit Corporation	13.5	1.6
Associated Banc-Corp	15.0	1.7
First Citizens BancShares, Inc.	NA	1.2
Wintrust Financial Corporation	14.9	1.6
Hancock Holding Company	12.4	1.3
Median	16.0	1.6
Average	16.1	1.7

The following disclosure amends and restates the table on page 85 of the Joint Proxy Statement/Prospectus immediately following the caption “Select Precedent M&A Transactions” in the section captioned “Select Precedent M&A Transactions Analysis”.
Select Precedent M&A Transactions

		Market Premium		Price as a multiple of
Buyer/Target	Announcement Date	1-Day (%)	30-Day (%)	TBV (x)	Fwd. EPS (x)
Bank of the Ozarks, Inc./ Community & Southern Holdings, Inc.	10/19/15	NA	NA	2.0	NA
BB&T Corporation/ National Penn Bancshares, Inc.	08/17/15	18	13	2.2	16.4
PacWest Bancorp/ Square 1 Financial, Inc.	03/02/15	(1)	13	2.6	22.0
Royal Bank of Canada/ City National Corporation	01/22/15	26	18	2.6	21.4
BB&T Corporation/ Susquehanna Bancshares, Inc.	11/12/14	39	40	1.7	18.1
Sterling Bancorp/ Hudson Valley Holding Corp.	11/05/14	18	46	1.9	35.0
Banner Corporation/ Starbuck Bancshares, Inc.	11/05/14	NA	NA	1.5	NA
CIT Group Inc./ IMB HoldCo LLC	07/22/14	NA	NA	1.0	NA
Umpqua Holdings Corporation/ Sterling Financial Corporation	09/11/13	14	16	1.7	19.4
PacWest Bancorp/ CapitalSource Inc.	07/22/13	20	25	1.7	19.1
MB Financial, Inc./ Taylor Capital Group, Inc.	07/15/13	25	30	1.8	14.0
Median		19	21	1.8	19.3
Average		20	25	1.9	20.7